Exhibit 99.1

BBSI Reports Strong First Quarter 2022 Financial Results and Raises Full-Year Outlook

- Q1 2022 Net Income of $0.3 Million, or $0.04 per Diluted Share -

VANCOUVER, Washington, May 4, 2022 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 13% to $246.4 million.
•	Gross billings up 16% to $1.71 billion.
•	Average worksite employees (“WSEs”) up 9%.
•	Net income of $0.3 million, or $0.04 per diluted share, compared to $(4.6) million, or $(0.60) per diluted share.

“The momentum experienced at the end of 2021 accelerated in the first quarter of 2022 with strong results in all areas of the business,” said BBSI President and CEO, Gary Kramer. “In fact, our results exceeded our expectations for new WSEs from client additions and client hiring, and we continue to see increases in average wages and billings per WSE. These positive results, coupled with favorable payroll tax and workers’ compensation experience, have allowed us to generate positive net income in a first quarter for the first time in ten years. Given these strong results, we are pleased to be raising our full-year outlook and look forward to a strong year ahead.”

First Quarter 2022 Financial Results

Net revenues in the first quarter of 2022 increased 13% to $246.4 million compared to $218.4 million in the first quarter of 2021.

Total gross billings in the first quarter increased 16% to $1.71 billion compared to $1.47 billion in the same year-ago quarter (see “Key Performance Metrics and Non-GAAP Financial Measures” below). The increase was driven by higher WSEs from net client additions and net client hiring, as well as from higher average billings per WSE.

Non-GAAP gross workers’ compensation expense as a percent of gross billings was 2.9% in the first quarter and benefited from a favorable adjustment of prior accident year liability of $2.9 million. This compares to 3.2% in the first quarter of 2021.

Net income for the first quarter of 2022 was $0.3 million, or $0.04 per diluted share, compared to $(4.6) million, or $(0.60) per diluted share, in the year-ago quarter. The increase is primarily attributable to higher revenue, favorable payroll tax rates and lower workers’ compensation expense.

Liquidity

As of March 31, 2022, unrestricted cash and investments were $127.4 million compared to $166.2 million at the end of 2021. The decline was due to the timing of payroll tax payments, stock repurchases and the pay down of the Company’s mortgage and certain leases. BBSI is debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on June 3, 2022, to all stockholders of record as of May 20, 2022.

On February 28, 2022, BBSI’s board of directors approved a new stock repurchase program authorizing the Company to purchase up to $75 million of its stock over a two-year period. In the first quarter, BBSI repurchased 114,868 shares at an average price of $74.65 per share, and through May 3rd, BBSI repurchased a total of 240,568 shares at an average price of $74.80 per share.

Outlook

In light of the strong performance in the first quarter, BBSI is increasing its outlook for 2022 and now expects the following:

•	Gross billings growth of 10% to 12%, increased from 7% to 9% in the prior outlook
•	Growth in the average number of WSEs of 4% to 6%, increased from 3% to 4% in the prior outlook
•	Gross margin as a percent of gross billings remains 3.0% to 3.1%
•	Effective annual tax rate of 25% to 27%, increased from 24% to 25% in the prior outlook

Conference Call

BBSI will conduct a conference call on Wednesday, May 4, 2022, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the first quarter ended March 31, 2022.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, May 4, 2022
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13729041

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at www.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through June 4, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13729041

Key Performance Metrics and Non-GAAP Financial Measures

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three months ended March 31, 2022 and 2021.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2022	2021
Gross billings	$1,707,175	$1,471,541
PEO and staffing wages	$1,482,201	$1,271,392

Because safety incentives represent consideration payable to PEO customers, safety incentive costs are netted against PEO revenue in our consolidated statements of operations. We therefore present below for purposes of analysis non-GAAP gross workers’ compensation expense, which represents workers’ compensation costs including safety incentive costs. We believe this non-GAAP measure is useful in evaluating the total costs of our workers’ compensation program. In July 2020, the Company began limiting its safety incentive offering in certain markets, resulting in a substantial reduction in safety incentive costs.

	(Unaudited)
	Three Months Ended March 31,
(in thousands)	2022	2021
Workers' compensation	$48,236	$46,347
Safety incentive costs	516	1,075
Non-GAAP gross workers' compensation	$48,752	$47,422

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)
	Percentage of Gross Billings
	Three Months Ended March 31,
	2022	2021
PEO and staffing wages	86.8%	86.4%
Payroll taxes and benefits	8.0%	8.3%
Non-GAAP gross workers' compensation	2.9%	3.2%
Gross margin	2.4%	2.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended March 31,
	2022	% Change	2021	% Change
Average WSEs	116,197	9.3%	106,300	-6.1%
Ending WSEs	117,924	8.8%	108,423	-4.3%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 7,600 clients across all lines of business. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events or performance, including future growth in gross billings and average number of WSEs, gross margin as a percentage of gross billings and effective annual tax rates, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include economic conditions in the Company’s service areas, the effects of governmental orders responding to the effects of the COVID-19 pandemic, the effect of changes in the Company’s mix of services on gross margin, the Company’s ability to retain current clients and attract new clients and to achieve revenue growth, the availability of financing or other sources of capital, the Company’s relationship with its primary bank lender, the potential for material deviations from expected future workers’ compensation claims experience, changes in the workers’ compensation regulatory environment in the Company’s primary markets, litigation costs, security breaches or failures in the Company’s information technology systems, the collectability of accounts receivable, changes in executive management, the carrying value of deferred income tax assets and goodwill, the effects of the pandemic and conditions in the global capital markets on the Company’s investment portfolio, and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2021 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$46,074	$69,405
Investments	81,334	96,763
Trade accounts receivable, net	256,296	155,707
Prepaid expenses and other	19,239	17,606
Restricted cash and investments	113,427	67,238
Total current assets	516,370	406,719
Property, equipment and software, net	41,595	36,277
Operating lease right-of-use assets	18,367	20,697
Restricted cash and investments	153,982	232,965
Goodwill	47,820	47,820
Other assets	2,608	2,474
Deferred income taxes	3,775	—
	$784,517	$746,952
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$—	$3,510
Accounts payable	4,332	4,485
Accrued payroll, payroll taxes and related benefits	283,937	199,067
Income taxes payable	1,896	1,673
Current operating lease liabilities	6,603	7,191
Other accrued liabilities	15,958	15,120
Workers' compensation claims liabilities and premiums	75,893	80,028
Safety incentives liability	3,284	4,322
Total current liabilities	391,903	315,396
Long-term workers' compensation claims liabilities	186,753	199,379
Deferred income taxes	—	1,687
Long-term operating lease liabilities	13,000	14,598
Customer deposits and other long-term liabilities	7,149	7,362
Stockholders' equity	185,712	208,530
	$784,517	$746,952

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	March 31,
	2022	2021
Revenues:
Professional employer service fees	$217,433	$193,819
Staffing services	28,942	24,626
Total revenues	246,375	218,445
Cost of revenues:
Direct payroll costs	21,921	18,450
Payroll taxes and benefits	135,865	122,783
Workers' compensation	48,236	46,347
Total cost of revenues	206,022	187,580
Gross margin	40,353	30,865
Selling, general and administrative expenses	40,165	37,107
Depreciation and amortization	1,508	1,297
Loss from operations	(1,320)	(7,539)
Other income, net	1,636	1,470
Income (loss) before income taxes	316	(6,069)
Provision for (benefit from) income taxes	28	(1,515)
Net income (loss)	$288	$(4,554)
Basic income (loss) per common share	$0.04	$(0.60)
Weighted average basic common shares outstanding	7,406	7,576
Diluted income (loss) per common share	$0.04	$(0.60)
Weighted average diluted common shares outstanding	7,474	7,576

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gatewayir.com